UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2006

REDBACK NETWORKS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-25853	77-0438443
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300 Holger Way

San Jose, CA 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 750-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On July 27, 2006, the Board of Directors (the “Board”) of Redback Networks, Inc. (the “Company”) approved amendments to certain agreements with the Company’s Chief Executive Officer, Kevin DeNuccio, and other executive officers of the Company as described below.

With respect to Mr. DeNuccio, the Company’s President and Chief Executive Officer, the Board approved an amendment to Mr. DeNuccio’s existing employment agreement with the Company dated August 17, 2001 (the “Agreement”) and the Company’s applicable form of stock option agreement to narrow the benefits Mr. DeNuccio would become entitled to receive in connection with a Change of Control (as defined under Redback’s 1999 Stock Incentive Plan) of the Company as follows:

•	In the event a Change in Control (as defined under Redback’s 1999 Stock Incentive Plan) (a “Change of Control”) occurs, Mr. DeNuccio shall have accelerated vesting of all then outstanding options granted on June 1, 2006 or any other equity compensation awards granted thereafter (collectively, the “Applicable CEO Equity Grants”), other than unvested Applicable CEO Equity Grants subject to the final twelve months of vesting (or such lesser amount if less than twelve months of vesting remains on such Applicable CEO Equity Grants) which shall not accelerate and shall remain subject to the normal vesting schedule per the terms of the applicable stock option or other applicable agreement.

•	In the event a Change in Control occurs and if within 12 months following such Change in Control, Mr. DeNuccio’s service with the Company is “Involuntarily Terminated” other than for “Cause” (as such terms are defined in the Agreement), all then outstanding unvested Applicable CEO Equity Grants will vest; provided, however, that the following circumstances shall not in and of themselves constitute “Good Reason” under the terms of the Agreement: 1) Mr. DeNuccio not being appointed Chief Executive Officer of the acquiring entity; or 2) Mr. DeNuccio remaining as the chief executive officer of the subsidiary or division substantially containing the Company’s business following the Change of Control.

•	The foregoing provisions are intended to apply solely to the grant made on June 1, 2006 and, unless otherwise modified, any other equity compensation awards to Mr. DeNuccio in the future. Except as expressly described above, the foregoing provisions shall not modify any other provision of the Agreement or other written agreements between Mr. DeNuccio and the Company.

The Board also approved amendments to the respective existing employment agreements between the Company and the following executive officers and the Company’s applicable form of stock option agreements for the following executive officers: Thomas Cronan, III, Senior Vice President and Chief Financial Officer; Ebrahim Abassi, Senior Vice President, Operations, IT and Customer Service; Scott Marshall, Senior Vice President, Engineering; and Georges Antoun, Senior Vice President, Sales. The amendments are intended to provide appropriate incentives for the foregoing members of the executive team in connection with a Change of Control and generally provide as follows:

•	In the event a Change in Control occurs , the executive will have accelerated vesting of 12 months worth of the unvested options granted on June 1, 2006 or any additional equity compensation awards granted thereafter (collectively, the “Applicable Executive Equity Grants”),

•	In the event a Change in Control occurs and if within 12 months following such Change in Control, either (A) the executive’s service with the Company is involuntarily terminated without cause or (B) there is an involuntary reduction in the nature and scope of his service to the Company (including a material reduction in his employment responsibilities), all then outstanding unvested Applicable Executive Equity Grants will vest.

•	The foregoing provisions are intended to apply solely to the grants issued on June 1, 2006 to each of the respective executives and, unless otherwise modified, any other equity compensation awards to such executives in the future. Except as expressly described above, the foregoing provisions shall not modify any other provision of the executives’ respective employment or other written agreements with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDBACK NETWORKS INC.

DATE: August 2, 2006	By:	/S/ THOMAS L. CRONAN III
Thomas L. Cronan III Senior Vice President of Finance and Administration, Chief Financial Officer